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                                                         N E W S  R E L E A S E


                                                                  EXHIBIT 99.17

[LOGO OF AST COMPUTER]


                                    FOR IMMEDIATE RELEASE

                                    Analyst Contact:  Misty Ohmart
                                                      (714) 727-7728



            AST ANNOUNCES COMPLETION OF SAMSUNG STRATEGIC INVESTMENT



IRVINE, Calif., July 31, 1995 -- Representing the largest international equity investment by a Korean company in the U.S., AST Research, Inc. (ASTA-NASDAQ) today announced the completion of the previously-announced $377.5 million strategic investment in AST by Samsung Electronics Co., Ltd.

       The agreement with Samsung results in an investment of 40.25 percent in AST, as well as other strategic relationships, including component supply and joint product development. Samsung now holds a total of 17.89 million shares in AST, which includes 5.82 million shares which were acquired in a tender offer from AST stockholders at $22 per share.

       "The combined resources of AST and Samsung allow us to chart a new course in strengthening our product offerings, technology developments and value to customers," said Safi Qureshey, AST chairman and chief executive officer. "Now that the investment is complete, we can begin to go forward with our strategic alliance which will allow us to benefit from the strengths of a $14 billion company that is a world leader in component technologies. We look forward to working together and bringing the benefits from these efforts to the marketplace."

       The strategic alliance will cover a broad range of commercial relationships between the parties, including expanded and improved supply of critical components manufactured by Samsung and used by AST in the manufacture of personal computers, joint product development, OEM arrangements and cross-licensing of patents.

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AST ANNOUNCES COMPLETION OF SAMSUNG STRATEGIC INVESTMENT
2-2-2

       Some advantages of the relationship already discussed with Samsung to date include:

 . Joint product design capabilities combining PC and telecommunications technologies

 . Increased DRAM and monitor supplies

 . Access to other Samsung component technologies that will be phased into future products, including an ultra-high-quality active-matrix VGA display that will be used in the Ascentia notebook family

 . Joint purchasing of components

       On a strategic point, AST and Samsung will begin working together on future product developments in order to better leverage the strengths of the two companies and determine the best future courses of action.

       "We are excited and believe this is a tremendous turning point for AST that is only limited by our imaginations," said Y.S. Kim, Samsung corporate vice president. "The strengths of Samsung blend well with those of AST. Collectively, we have the potential to become one of the world's best in delivering state-of-the-art computer products to our global customers."

Corporate Background

       AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The $2.367 billion company develops PC products ranging from portable systems to superservers sold in more than 100 countries worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax:
(714) 727-9355.

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